Exhibit 10.19

WOOD CHIP SUPPLY AGREEMENT

THIS AGREEMENT is made as of this 14th day of May, 1999 by and between CHAMPION INTERNATIONAL CORPORATION, a New York corporation (“Seller”) and BLUE RIDGE PAPER PRODUCTS INC., a Delaware corporation (“Buyer”).

WITNESSETH:

WHEREAS, under that certain Asset Purchase Agreement dated as of March 29, 1999 between the Buyer and Seller, (the “Asset Purchase Agreement’), Buyer has purchased the pulp and paper mill formerly owned by Seller in Canton, North Carolina (the “Canton Paper Mill”) and desires to purchase certain volumes of Chips (as defined below) from Seller, and Seller desires to sell the Chips to Buyer;

NOW, THEREFORE, in consideration of the above premises and mutual covenants and agreements contained herein, the parties agree as follows:

1. Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a)                                  “Average Log Cost” shall mean the average price paid by Seller for pine logs and hardwood logs purchased from third parties and delivered to each respective Chip Mill during each calendar month.  Buyer acknowledges that Seller shall use logs from its own lands and from long-term contracts held by Seller to supply the Chip Mills and that all such logs shall be valued at Average Log Cost.

(b)                                 “Chip Mills” shall mean Seller’s chip producing facilities at Royal Blue, Tennessee and Newberry, South Carolina (the “Chip Mills”).

(c)                                  “Chip Specifications” shall mean the wood chip specifications set forth on Schedule A.

(d)                                 “Chips” shall mean Hardwood Chips and Pine Chips purchased by Buyer hereunder.

(e)                                  “Contract Year” shall mean each twelve month period during the term of this Agreement with the first Contract Year beginning on the Closing Date and ending on the first anniversary.

(f)                                    “FOB” shall mean free on board.

(g)                                 “Hardwood Chips” shall mean hardwood chips purchased by Buyer hereunder meeting the specifications set forth on Schedule A.

(h)                                 “Pine Chips” shall mean pine wood chips purchased by Buyer hereunder meeting the specifications set forth on Schedule A.

(i)                                     “Ton” shall mean 2,000 pounds.

(j)                                     “Transition Period” shall mean the first Contract Year.

2.  Purchase and Sale.  Each Contract Year, Seller agrees to sell and Buyer agrees to purchase five hundred and fifty thousand (550,000) Tons of Pine Chips and one hundred ninety thousand (190,000) Tons of Hardwood Chips on the terms and conditions stated herein.  Buyer may increase the volume of Hardwood Chips to be produced by Seller at the Royal Blue Chip Mill and sold to Buyer by providing Seller with six (6) months prior notice.  Seller shall produce such additional volume and sell same to Buyer on the terms and conditions set forth herein unless Seller is unable to do so because of contracts to sell hardwood chips to third parties or lack of capacity.  Seller shall notify Buyer whether it can meet Buyer’s request for additional volume within ten (10) business days after receipt of Buyer’s notice.

3.  Term.  This Agreement shall commence on May 14, 1999 and shall terminate on May 14, 2004 (five (5) years thereafter), provided, however, that so long as Buyer is not in material default hereunder, Buyer may elect to extend this Agreement for an additional five (5) years on the terms and conditions set forth herein by giving Seller written notice of extension on or before November 14, 2004.  If Buyer exercises its option for the five-year term commencing May 14, 2004 date] and Buyer is not in material default hereunder, Buyer may elect to extend this Agreement for an additional five (5) years on the terms and conditions set forth herein by giving Seller written notice of extension on or before November 14, 2008.

4.                                       Delivery.

4.1                                 Annual Volumes.  The parties shall make reasonable efforts to order and deliver the annual volumes of Hardwood Chips and Pine Chips required hereunder in fifty (50) equal weekly installments (the parties contemplate scheduling two weeks of maintenance and down time at the Chip Mills and Canton Paper Mill).  Deliveries required in any week may be decreased due to weather conditions as provided in Sections 12 and 13.  A tentative weekly delivery schedule through June 30, 1999 is attached as Schedule B.  At least two weeks prior to July 1, 1999 and each October 1, January 1, April 1 and July 1 thereafter, the parties shall establish a tentative delivery schedule for the upcoming three month period.  Scheduled maintenance and down time at both the Chip Mills and the Canton Paper Mill shall be taken into account in determining the schedule.  The parties shall confirm each week’s tentative delivery schedule prior to the start of such week and shall make reasonable efforts to accommodate changes to such weekly schedule.

4.2                                 Delivery Point.  Chips shall be delivered by rail or truck FOB the Chip Mill.

4.3                                 Scaling.  Chips shall be weight-scaled at the Canton Paper Mill.  Buyer shall provide Seller with a copy of all weight-scale tickets.

4.4                                 Unloading.  Buyer shall use commercially reasonable efforts to receive and unload trucks and rail cars promptly.

4.5                                 Title.  Except as set forth in Section 4.6, title and risk of loss shall pass to Buyer when the Chips -re loaded onto carriers at the Chip Mills.

4.6                                 Non-Conforming Loads.

(a)                                  Buyer shall promptly provide Seller with written notice (“Buyer’s Notice”) of any load of Chips that does not meet the applicable Chip Specifications and Seller shall use its best efforts to correct the problem with respect to future deliveries within twenty-four (24) hours (the “Correction Period”).  Buyer shall take delivery of all loads that are out of specification shipped prior to the expiration of the Correction Period, provided, however, that if Seller is unable to cure an identified problem within the Correction Period, Buyer may elect to reject future deliveries that are out of compliance due to the identified problem, and further provided that Buyer may immediately reject any load contaminated with plastic or other non-wood contaminants affecting the paper making process.  Upon Buyer’s rejection or revocation of acceptance of any delivery of Chips, title to such Chips shall revert to Seller and all costs of disposal and removal of such Chips shall be borne by Seller.

(b)                                 Notwithstanding the foregoing, (i) nothing in this Section will relieve Seller of its obligation under this Agreement to sell and deliver Chips meeting the Chip Specifications and the failure of Buyer to reject a delivery of Chips not meeting the Chip Specifications shall not constitute a waiver of Buyer’s rights hereunder, including, without limitation, the right to reject, or revoke acceptance of, future deliveries not meeting the Chip Specifications and (ii) any Buyer’s Notice made in good faith shall not (A) be deemed to be a repudiation of this Agreement and (B) give any right to Seller to cancel or otherwise terminate this Agreement.

4.7                                 Transportation.  During the Transition Period, Seller shall continue to enter into and administer truck and rail transportation contracts for the delivery of Chips from the Chip Mills to the Canton Mill, and at Buyer’s request, Seller shall in good faith assist Buyer in establishing Buyer’s own transportation arrangements.  The costs of transportation, as described in Section 6.1(c), incurred during the Transition Period shall be charged to Buyer on a pass-through basis.

4.8                                 Specifications.  On the second and fourth anniversaries hereof, Buyer shall have the right to propose reasonable changes to the specifications of the Chips and Seller shall use commercially reasonable efforts, using its existing equipment, to meet such proposed specifications.

5.                                       Price. The purchase price for Chips shall be the sum of the following costs:

(a)                                  all processing costs associated with the processing of chips at the Chip Mills (whether or not related to chips produced for Buyer’s account);

(b)                                 an overhead fee of five percent (5%) of the processing costs which shall include running the scale house, accounting services, human resources, safety training, purchasing support and Chip quality consultation services;

(c)                                  the wood procurement costs (e.g., salaries, benefits, equipment and expenses);

(d)                                 the cost of all logs converted into Chips; and

(e)                                  an inventory carrying cost of .5% per month (of the cost of the month end log and chip inventory).

The costs and fees under Section 5(b) (overhead fee), Section 5(c) (procurement costs) and Section 5(e) (inventory costs) shall be pro-rated based on the weight of Chips delivered to Buyer each month in proportion to the total weight of chips delivered to Buyer, Seller and third parties during such month.

6.                                       Payment.

6.1                                 Invoice.  Each week Seller shall invoice Buyer for:

(a)                                  Estimated Production and Procurement Costs.  Prior to the start of each Contract Year, Seller shall in good faith reasonably determine its projected total cost of chip production (including a five percent (5%) overhead charge) and log procurement at each Chip Mill for the Contract Year and divide that amount by 52.  The result shall be the weekly invoiced amount for chip production and log procurement.

(b)                                 Log Cost.  Log costs related to Chips delivered to the Canton Mill the previous week.  Log costs shall be calculated as follows:

(i)   pine: the number of Tons of Pine Chips delivered shall be divided by ..8700 (pine conversion).  The result shall be multiplied by the Average Wood Cost for pine for the prior calendar month.

(ii)   hardwood: the number of Tons of hardwood chips delivered shall be divided by .8621 (hardwood conversion).  The result shall be multiplied by the Average Wood Cost for hardwood for the prior calendar month.

(c)                                  Transportation Costs.  During the Transition Period, the actual transportation costs for Chips delivered to Buyer during the prior week plus the $. 10/Ton administration fee.

(d)                                 The inventory carrying cost.

6.2                                 Payment.  The amount of each invoice shall be paid by Buyer in immediately available funds within seven (7) days from the date of invoice.

6.3                                 Reconciliation.

(a)                                  Processing Costs.  At the end of each month, Seller shall determine its actual processing costs plus the pro-rated five percent (5%) overhead, pro-rated procurement and pro-rated inventory costs for such month.  This amount shall be reconciled to the invoiced amounts for such month.  Any difference shall be credited to Buyer or Seller, as the case may be, on the next week’s invoice.

(b)                                 Log Costs.  The parties recognize that the conversion factors used to establish log costs in section 6.1 are estimates only.  Every six months, the parties shall compare and reconcile the total weight of logs delivered to the Chip Mills to the weight of Chips delivered to Buyer and chips delivered for Seller’s account.  Beginning and ending log and chip inventories at the Chip Mill shall also be taken into account.  Log Costs, including logs delivered from Seller’s lands, shall be adjusted to reflect bark and other by-product sales and then prorated based on the chips produced for each party’s account.  If the reconciliation establishes that an adjustment should be made, a credit or debit shall be made in favor of Seller or Buyer, as the case may be.

6.4                                 Audit.  Buyer and its attorneys and accountants shall, upon reasonable written notice and during business hours, have the right to audit the books and records of the Chip Mills to review the costs charged hereunder.  Buyer’s right to audit costs charged during a Contract Year shall terminate on the one-year anniversary of such Contract Year.  Unless Buyer provides Seller with a notice of claim prior to the end of such one-year period, any claim regarding the price charged during such period shall be extinguished.

6.5                                 Historical Informational and Hypothetical Example.  The information provided to Purchaser by Seller set forth in Schedule C hereto illustrates how Seller developed its transfer price in 1998 for pine and hardwood primary chips to the Canton Mill and contains actual historical costs and estimated allocations.  Such historical costs are accurate in all material respects and the estimated allocations are reasonable in all material respects.  The example provided under the heading “Royal Blue Hardwood Chips, 1998 Re-Stated Using Proposed Contract” however, uses a hypothetical volume to the Canton Mill of 190,000 Tons and a hypothetical sale of chips to third parties of 36,442 Tons and is presented for illustrative purposes only.

7.                                       Use of Wood By Seller.

7.1                                 Payment.  Provided Seller can meet the volume commitments set forth herein, Seller may produce chips for its own account.

7.2                                 Rebate.  For each Ton of chips sold by Seller to third parties or consumed by Seller for its own account, Buyer shall be entitled to a rebate of:

(a)                                  $1.50/Ton for each Ton of chips exceeding 190,000 Tons of Chips produced by Seller at the Royal Blue Chip Mill.

(b)                                 $2.50/Ton for each Ton of chips exceeding 240,000 Tons produced at the Royal Blue Chip Mill.

(c)                                  $.50/Ton for each Ton of chips exceeding 550,000 Tons produced at the Newberry Chip Mill.

(d)                                 $.75/Ton for each Ton of chips exceeding 650,000 Tons produced at the Newberry Chip Mill.

(e)                                  Example:  Seller produces 250,000 Tons of hardwood chips at Royal Blue Chip Mill in the second Contract Year.  Buyer purchases 190,000 Tons and 60,000 Tons are shipped to Courtland, Alabama for use at Seller’s paper mill.  Buyer is entitled to rebates totaling $100,000.

50,000 Tons (240,000-190,000) x $1.50 =	$75,000
10,000 Tons (250,000-240,000) x $2.50 =	$25,000
$100,000

(f)                                    The Rebate shall be credited against the invoice to be issued the week after the chips produced for Seller’s account are delivered to and weighed at their destination.

8.                                       Bark and other By-Products.  Seller shall use commercially reasonable efforts to sell, or if sale is impractical, to otherwise dispose of bark and other byproducts of the chipping process and shall credit or debit Buyer’s account for the prorated revenues or expenses connected therewith.  The pro-ration shall be in the ratio of the weight of Chips delivered to Buyer to the weight of Chips delivered to Buyer, Seller and third parties during the relevant period.  No more than one week’s supply of bark or by-products shall be stored at the Chip Mills.

9.                                       Quality.  Chip quality shall conform to the Chip Specifications.  Chip quality will be measured by Seller at the Chip Mills and, subject to Buyer’s rights under this Section, such measurements shall be presumed correct.  Buyer may rebut such presumption based upon statistically valid sampling performed on the same classifier system.  During the Transition

Period, Seller shall measure Chip quality using the Williams Classifier chip system.  The parties acknowledge that Seller is in the process of implementing the “Chip Class” chip classifier system at its Chip Mills.  Seller agrees to fully convert to such system to measure Chip quality hereunder and to purchase an automatic Chip classifying system as soon as practicable, but in no event later than the expiration of the Transition Period.  During the Transition Period, the Seller shall make reasonable efforts to provide Buyer with the measurement results on a daily basis and after the expiration of the Transition Period, Seller shall provide measurement results on a daily basis, in each case to be delivered by means of a legible facsimile transmission.  The Chips shall be tested using the following screen sizes: 1 3/4”, 1”,1/2”, 3/8”, 1/8” and PAN.  Buyer may, through its employees and other agents (“Buyer’s Representatives”), make such investigations of Seller’s Chip testing equipment, records and procedures as Buyer may reasonably request from time to time.  Any investigation or examination by Buyer pursuant to this Section 9 shall be conducted upon reasonable prior notice, at reasonable times during regular business hours, and if Buyer’s Representative reasonably concludes that Seller’s measurement process is not being performed properly, Buyer may request Seller to remedy such problem (the “Measurement Objection”).  If after such Measurement Objection, the parties cannot agree as to whether the measurements made at the Chip Mill are being performed correctly, the parties shall mutually appoint an experienced regionally recognized independent chip measurement consultant to measure the Chips and recommend a process for measuring Chips, using Seller’s then existing equipment, in the future.  Such consultant’s measurement findings will be binding and conclusive.  The parties shall use good faith efforts to implement the consultant’s recommendations.  Each party shall bear one half of the consultant’s fees.

10.                                 Warranty.  Seller warrants that it has good title to the Chips and that the Chips are merchantable and free and clear of all liens and encumbrances.

11.                                 Disclaimer.  SELLER EXPRESSLY DISCLAIMS ANY WARRANTY OF FITNESS FOR PARTICULAR PURPOSE.

12.                                 Force Majeure, Shutdowns, Allocation.

12.1                           Force Majeure.  Neither Buyer nor Seller shall be liable for inability to perform where such inability is the result of fire, flood, natural calamity, weather, strike, governmental act or order, or any other similar cause reasonably beyond the control of the party failing to perform (a “Force Majeure Event”).  If a Force Majeure Event results in a shutdown of the Canton Paper Mill or a Chip Mill or a suspension of timber harvest operations for more than ten (10) consecutive days, the annual volume requirements of the parties shall be reduced on a pro rata basis.

12.2                           Temporary Shutdown.  If Buyer decides to cease operations at the Canton Mill or any individual paper machine for a period of more than two weeks but less than one month, Buyer, upon reasonable notice, may reduce or suspend deliveries hereunder without liability except as provided in the following sentence.  Upon restarting the operation of the Canton Mill or any such individual machine, Buyer shall have one month for each week of shutdown to make up the volume lost due to such reduction or suspension, or at Buyer’s option, to pay Seller’s costs associated with such reduction or suspension.  Buyer shall provide Seller with prompt notice of any planned shutdown, to be given as soon as the decision to shut down is made by the responsible officer of Buyer.

12.3                           Permanent Shutdown.  Buyer, upon at least three months prior notice to Seller, may (i) cancel this Agreement without further prospective obligation to purchase Chips hereunder if it permanently ceases to operate the Canton Mill; or (ii) reduce the volume of Chips it is obligated to purchase hereunder if it permanently ceases to operate any individual paper machine (and does not replace such machine).  The volume reduction in clause (ii) above shall be proportional to the decrease in Buyer’s Chip utilization capacity.

12.4                           Allocation.  Notwithstanding the foregoing.

(a)                                  in the event a Force Majeure Event affects Seller’s ability to deliver Chips hereunder, Seller  shall continue to deliver to Buyer a pro rata amount of Chips based on the aggregate tonnage of Pine Chips or Hardwood Chips, as the case may be, produced by Seller during such Force Majeure Event and provided further that Seller shall afford Buyer with treatment no less favorable than that provided to Seller’s other customers, including its affiliates, during such time as the Force Majeure Event continues.

(b)                                 in the event a Force Majeure Event, or a temporary or permanent shutdown of the Canton Mill or any paper machine affects Buyer’s ability to take delivery of Chips hereunder, Buyer shall continue to take delivery from Seller of a pro rata amount of Chips based on the aggregate tonnage of Pine Chips or Hardwood Chips, as the case may be, accepted by Buyer during such Force Majeure Event, or such temporary or permanent shutdown and provided further that Buyer shall afford Seller with treatment no less favorable than that provided to Buyer’s other suppliers, including its affiliates, during such time as the Force Majeure Event, or a temporary or permanent shutdown continues.

(c)                                  Notwithstanding anything in this Section 10 to the contrary, if, as a result of a Force Majeure Event or temporary shutdown, Buyer, for a period expected to exceed one month, cannot accept the quantity of Hardwood or Pine Chips to be delivered hereunder, Seller shall have the right to contract with third parties for the sale of any such Hardwood or Pine Chips that Buyer is unable to accept.  After Buyer gives notice to Seller that it is again able to accept delivery of Hardwood or Pine Chips, Seller will notify Buyer of any commitments for the sale of such Chips that Seller has undertaken to sell to third parties by contract, understanding or other agreement and Seller shall not  be required to again deliver such volumes of Hardwood or Pine Chips to Buyer until it has delivered all the Chips contracted by Seller to such third parties, provided that no such contract shall be entered into for a term longer than three months without the consent of Buyer, which consent shall not be unreasonably withheld, and Seller’s obligation to deliver Chips hereunder (and Buyer’s obligation to accept such Chips) shall be reduced by the quantity of all such Chips contracted to such third party.  Seller’s exercise of its right to contract with third parties shall not constitute a waiver of its right to recover damages under Section 16.

13.                                 Best Management Practices.  Buyer recognizes that Seller manages its timberlands and stumpage rights in accordance with the Best Management Practices applicable in the state where the timber is situated and with the Sustainable Forestry Initiative Forest Principles and Guidelines adopted by the American Forest & Paper Association.  In the event Seller, reasonably believes that timber harvest operations would not comply with Best Management Practices, Seller may temporarily cease or reduce such harvesting.  If such reduction or cessation impacts Seller’s ability to deliver Chips hereunder, Seller may curtail its deliveries for up to four weeks without incurring any liability to Buyer provided however that the curtailment shall be in accordance with the allocation provisions set forth in Section 12.4.  In the event of curtailment, Buyer may direct Seller to make up any volume lost as a result of such curtailment within two months of the shortfall, at the price in effect at the time the shortfall was incurred.

14.                                 Default.  In the event either party defaults in the prompt or full performance of any provision of this Agreement, the other party shall give written notice of default and the defaulting party shall have thirty (30) days to cure the default, provided, however, that this cure period  shall not apply to a default by Buyer with respect to its payment obligations under Section  6.  If the default is not cured to the non-defaulting party’s satisfaction, the non-defaulting party shall have the right to terminate this Agreement effective immediately.

15.                                 Option to Assume Wood Procurement.  During the term of this Agreement and any extension thereof, Buyer may, upon thirty (30) days notice to Seller, elect to assume responsibility for wood procurement.  Upon such election, Buyer and Seller shall convert this Agreement into a Chip Processing Agreement (the “Chip Processing Agreement”) whereby Seller shall be responsible for converting logs procured by Buyer into Chips and Buyer shall hire all of Seller’s procurement foresters.  Such Chip Processing Agreement shall provide that title to the wood shall remain in Buyer’s name.  Customary terms found in chip processing agreements shall be substituted for inconsistent terms contained herein.  The parties intend that the terms set forth herein shall be retained to the extent practicable.  The fee for processing shall be Seller’s processing costs for all chips manufactured at each Chip Mill plus a pro-rated five percent (5%) overhead and Buyer shall be afforded similar rebates as contained herein.  Seller shall have the right to purchase wood procured by Buyer for Seller’s account or to procure wood through its own efforts.

16.                                 Limitation of Damages.

16.1                           Buyer assumes no liability to Seller except to purchase and pay for Chips and Seller assumes no liability to Buyer except to sell and deliver Chips as set forth herein.  In the event of a default in payment for delivered Chips, Seller’s remedy shall be limited to the unpaid contract price, together with such incidental damages, if any, as allowed by Section 2-710 of the Uniform Commercial Code.  In the event of any other default, the non-defaulting party’s damages shall be limited to the difference between the market or cover price and unpaid contract price, together with such incidental damages, if any, as allowed by Sections 2-710 and 2-715 (1) of the Uniform Commercial Code.

16.2                           Notwithstanding anything in this Agreement to the contrary, Buyer’s sole and exclusive remedy with respect to any issue relating to the price Seller pays for wood purchased from third parties shall be to elect to assume responsibility for wood procurement pursuant to Section 15.

16.3                           Under no circumstances shall either party be liable to the other for any other form of damages, including consequential damages, punitive damages, or the reimbursement of expenses incurred in connection with its performance under this Agreement.

17.                                 Right of First Offer.  During the term of this Agreement, and any extension hereof, Buyer, provided it is not in material default hereunder, shall have a right of first offer with respect to a sale of the Royal Blue Chip Mill and the Newberry Chip Mill.  In the event Seller desires to sell either Chip Mill, Seller shall provide Buyer with written notice of its intention to sell (the “First Offer Notice”) describing the material terms of the sale, including the purchase price.  The First Offer Notice shall constitute an offer by Seller to sell its interest in such Chip Mill to Buyer on the terms and conditions set forth therein.  Buyer, if it desires to accept such offer, shall, within thirty (30) days after receipt of the First Offer Notice, give Seller written notice to such effect.  If Buyer does not provide notice of acceptance within the 30-day period, Seller may transfer its interest in such Chip Mill covered by the First Offer Notice at any time within one year from the First Offer Notice at a purchase price equal to or greater than the price stated in the First Offer Notice and on material terms substantially similar to those in the First Offer Notice.

18.                                 Arbitration.

(a)                                  Except for a claim by Seller for payment for Chips delivered or a claim by Buyer regarding the price Seller pays to third parties for the purchase of wood, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration conducted under the auspices of the American Arbitration Association in Greenville, South Carolina, before one arbitrator who is a registered forester with experience in the manufacture, purchase and sale of wood chips in the states of Tennessee, North Carolina and South Carolina and judgment in a court having jurisdiction may be entered on the arbitration award.

(b)                                 The parties shall have two (2) weeks to conduct reasonable discovery.  One week before the hearing the parties shall exchange any documentation each intends to submit to the arbitrator as evidence of its position.  The arbitration hearing shall be limited to six (6) hours (three hours for each side).

19.                                 Miscellaneous.

19.1                           Notices.  All notices or other communications which are required or permitted hereunder may be by telephone or e-mail followed by a writing, which shall be sufficient if delivered personally, by facsimile with a copy by first class mail or by registered or certified mail, postage prepaid, as follows:

If to Seller: Champion International Corporation

County Road 150

P.O. Box 189

Courtland, Alabama 35618-0189

Telefax No. (205) 637-7214

Attention: General Manager

If to Buyer:                                    Blue Ridge Paper Products Inc.

200 Park Avenue, 58th Floor

New York, New York 10166

Telefax No. (212) 867-7980

Attention: Eugene Keilin

Notices shall be deemed given upon receipt.  Either party may from time to time change the address or facsimile number to which notices shall be given by giving the other party written notice thereof.

19.2                           No Third Party Benefits.  This Agreement is made for the sole benefit of Seller and Buyer and no other person shall have any right or remedy or other legal interest of any kind under or by reason of this Agreement.

19.3                           Waiver.  The failure of either party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement, or to take advantage of any of its rights, shall not operate as a continuing waiver of such provisions or rights and shall not prevent such party from insisting upon such provisions and taking advantage of such rights in the future.

19.4                           Assignment.  This Agreement shall not be assigned without the prior written consent of the other party; provided, however,

(a)                                  that should the ownership of one or more of Seller’s Chip Mills change during the term hereof, Seller may assign its rights and obligations regarding the volume of Chips associated with such Chip Mill without the prior written consent of Buyer.

(b)                                 that Buyer shall have the right to assign, in whole or in part, its rights and obligations hereunder to (i) any affiliate of Buyer that purchases Chips to be used at the Canton Mill, including, without limitation, any limited partnership of which Buyer or any affiliate of Buyer is a general partner, or any joint venture or general partnership of which Buyer, or any affiliate of Buyer, or any such limited partnerships is a constituent partner, (ii) to any lender of the Buyer and (iii) following the consummation of the Closing, any successor of Buyer in the event of a merger, consolidation or sale of stock or to any purchaser of all or substantially all of the assets of Buyer, and to any transferee of all or a substantial part of any of Buyer’s assets or business and any such transferee shall be entitled to enforce Buyer’s rights on an individual basis.

19.5                           Governing Law, Entire Agreement.  This Agreement (a) shall be construed under the laws of the State of North Carolina; (b) may not be modified except by a writing signed by both parties; and (c) embodies the entire Agreement of the parties with respect to the purchase and sale of wood fiber and cancels and supersedes any prior agreements, representations, or purchase orders between the parties with respect to the matters covered in this Agreement.

SELLER:

CHAMPION INTERNATIONAL CORPORATION

By:

BLUE RIDGE PAPER PRODUCTS INC.:

By:

SCHEDULE 1-A

CHIP SPECIFICATIONS

CANTON, NORTH CAROLINA MILL

		TARGET	MAXIMUM

	SIZE (PINE & HARDWOOD)	3/4”
BARK	SUMMER	LESS THAN 1%	2%
	WINTER	LESS THAN 2%	2%
	OVERSIZE (RETAINED ON 1 3/4” SCREEN)	1%	3%
	PINS (RETAINED ON 1/8” SCREEN)	7%	9%
	FINES (PASS THROUGH 1/8” SCREEN)	0.5%	15
	RETAINED ON 1” SCREEN	15%	21%
	RETAINED ON 1/2” SCREEN	65%	56%(minimum)
	RETAINED ON 3/8” SCREEN	10%	12%

OTHER:

SELLER AGREES TO USE GOOD FAITH EFFORTS TO CONTINUOUSLY IMPROVE ITS PERFORMANCE TOWARD MEETING THE TARGETS SET FORTH ABOVE, THE PARTIES RECOGNIZE THAT THESE ARE TARGETS ONLY AND THAT SELLER HAS MET THE SPECIFICATOINS IF IT IS UNDER THE MAXIMUMS AND OVER THE MINIMUM SET FORTH ABOVE.

PINE AND HARDWOOD CHIPS WILL BE COMPLETELY SEPARATED.

NO CONTAMINATION IS ALLOWED FROM PLASTICS, SOIL, GRAVEL, ASH, METAL, STYROFOAM, OIL, CHLORINATED PHENOLS, PRESERVATIVES AND OTHER CHEMICALS, CHAR, RUBBER AND OTHER FOREIGN MATERIALS.

WOOD IS EXPECTED TO BE “GREEN” WITH A MOISTURE CONTENT AVERAGING BETWEEN 40 AND 50%.

THE PARTIES DESIGNATED REPRESENTATIVES SHALL CONFER TO DETERMINE WHETHER TIME PERIODS SHOULD BE CHARACTERIZED AS ‘WINTER” OR ‘SUMMER” FOR PURPOSES OF THE BANK SPECIFICATION.  THE DECISION SHALL BE BASED ON TEMPERATURES AND HISTORICAL PRACTICES.

Schedule B

Tentative Weekly Delivery Schedule

for

Royal Blue and Newberry Chip Mills

	Royal Blue tons/weeks	Newberry tons/week

5/22/99	3,800	11,000

5/22/99	3,800	11,000

6/4/99	3,800	11,000

6/11/99	3,800	11,000

6/25/99	3,800	11,000

7/2/99	3,800	11,000

Based on 50 weeks per year – allowing two weeks for scheduled downtime